Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com

Synaptics Reports Results for Fourth Quarter and Fiscal 2015

•	Record fiscal 2015 revenue of $1.7 billion up 80 percent

•	Record June quarter revenue of $479 million up 52 percent year-over-year

•	Record fiscal 2015 non-GAAP EPS of $5.69; GAAP EPS of $2.89

•	Increases available stock repurchase authorization to $198 million

SAN JOSE, Calif. – July 30, 2015 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions, today reported financial results for its fourth quarter and year ended June 30, 2015.

“Synaptics posted a strong fourth quarter and a phenomenal fiscal year as we crossed the $1 billion annual revenue threshold,” stated Rick Bergman, President and CEO. “During fiscal 2015 we surpassed the 3 billion milestone for unit shipments of our solutions, more than doubled the revenue contribution from China based mobile customers and also doubled revenue from our fingerprint ID business. We successfully completed and integrated the acquisition of our display driver business, strengthening our competitive position and accelerating our roadmap for touch and display driver integration.

“Our focus remains on growth, and we continue to invest in order to fully capitalize on our key fingerprint ID and touch and display driver integration (TDDI) growth pillars as we march towards becoming a $2 billion annual revenue company. With our continued commitment to growth and innovation, we expect to generate a strong top-line increase in fiscal 2016 of 20 percent to 25 percent, with growth weighted towards the second half of the fiscal year based on our strong product pipeline,” concluded Mr. Bergman.

Net revenue for fiscal 2015 reached a record $1.7 billion, an increase of 80 percent over fiscal 2014. Net income for fiscal 2015 was $112.3 million, or $2.89 per diluted share.

Non-GAAP net income for fiscal 2015 increased 40 percent from the prior year to a record $221.4 million, or $5.69 per diluted share. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

Net revenue for the fourth quarter of fiscal 2015 grew 52 percent over the comparable quarter last year to a record $478.9 million. Net income for the fourth quarter of fiscal 2015 was $33.3 million, or $0.85 per diluted share.

Non-GAAP net income for the fourth quarter of fiscal 2015 grew 8 percent over the prior year period to $61.2 million, or $1.57 per diluted share. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

Fourth Quarter 2015 Business Metrics

•	Revenue mix from mobile and PC products was approximately 89 percent and 11 percent respectively. Fingerprint ID products have been classified according to type of device.

•	Revenue from mobile products of $426.6 million was up 76 percent year-over-year. Mobile products revenue includes all touchscreen, display driver, and applicable fingerprint ID products.

•	Revenue from PC products totaled $52.3 million, a decrease of 27 percent year-over-year, and includes applicable fingerprint ID products.

•	Cash at June 30, 2015 was $400 million.

Wajid Ali, CFO, added, “Considering our backlog of $159 million entering the typically back-end loaded September quarter, subsequent bookings, customer forecasts and product sell-in and sell-through timing patterns, and the resulting expected product mix, we anticipate revenue to be in the range of $450 to $490 million, an increase of 59 percent to 73 percent over the prior year period. On a sequential basis, this outlook reflects positive trends in our touch and fingerprint products despite typical downward seasonality, offset by product cycle trends in display driver products. We expect the revenue mix from mobile and PC products to be roughly similar to the preceding quarter.”

During fiscal 2015, Synaptics repurchased approximately 5 percent of its outstanding shares, similar to levels repurchased during each of the past several years. The company also announced that in July, its board of directors increased and extended the authorization for stock repurchases by $120 million, for a total current authorization of $198 million available through July 2017.

Earnings Call Information

The Synaptics fourth quarter fiscal 2015 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, July 30, 2015, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 888-455-2260 (conference ID: 2011227) at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Website at www.synaptics.com.

About Synaptics Incorporated

Synaptics is the pioneer and leader of the human interface revolution, bringing innovative and intuitive user experiences to intelligent devices. Synaptics’ broad portfolio of touch, display, and biometrics products is built on the company’s rich R&D and supply chain capabilities. With solutions designed for mobile, PC and automotive industries, Synaptics combines ease of use, functionality and aesthetics to enable products that help make our digital lives more productive, secure and enjoyable. (NASDAQ: SYNA) www.synaptics.com.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges, change in contingent consideration, and certain non-cash or non-recurring items. Net income excluding share-based compensation, change in contingent consideration liability, and certain non-cash or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, and can be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements may include words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan,” “target,” “strategy,” “continue,” “may,” “will,” “should,” variations of such words, or other words and terms of similar meaning. All forward-looking statements reflect our best judgment and are based on several factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Such factors include, but are not limited to, the risks as identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2014, and other risks as identified from time to time in our Securities and Exchange Commission reports. Forward-looking statements are based on information available to us on the date hereof, and we do not have, and expressly disclaim, any obligation to publicly release any updates or any changes in our expectations, or any change in events, conditions, or circumstances on which any forward-looking statement is based. Our actual results and the timing of certain events could differ materially from the forward-looking statements. These forward-looking statements do not reflect the potential impact of any mergers, acquisitions, or other business combinations that had not been completed as of the date of this filing.

(Tables to Follow)

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	June 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$399,905	$447,205
Accounts receivables, net of allowances of $2,900 and $883, respectively	324,634	195,057
Inventories	140,170	82,311
Prepaid expenses and other current assets	47,329	17,858

Total current assets	912,038	742,431
Property and equipment at cost, net	123,445	80,849
Goodwill	215,244	61,030
Purchased intangibles, net	235,386	82,111
Non-current other assets	37,974	53,912

Total assets	$1,524,087	$1,020,333

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$188,459	$97,109
Accrued compensation	35,861	30,682
Income taxes payable	34,712	12,538
Acquisition-related liabilities	102,288	57,388
Other accrued liabilities	74,130	56,691
Current portion of long-term debt	11,250	—

Total current liabilities	446,700	254,408
Long-term debt	231,062	—
Acquisition-related liabilities	—	52,734
Deferred tax liability	33,240	—
Other liabilities	15,458	12,034
Commitments and contingencies
Stockholders’ equity:
Preferred stock; $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.001 par value; 120,000,000 shares authorized; 58,249,107 and 55,911,513 shares issued, and 37,529,608 and 36,863,802 shares outstanding, respectively	58	56
Additional paid in capital	846,403	740,282
Less: 20,719,499 and 19,047,711 treasury shares, respectively, at cost	(651,705)	(530,422)
Accumulated other comprehensive income	7,873	8,560
Retained earnings	594,998	482,681

Total stockholders’ equity	797,627	701,157

Total liabilities and stockholders’ equity	$1,524,087	$1,020,333

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net revenue	$478,927	$314,898	$1,702,971	$947,539
Acquisition and integration related costs (1)	14,314	2,378	73,788	6,926
Cost of revenue	297,346	172,694	1,050,551	504,533

Gross margin	167,267	139,826	578,632	436,080
Operating expenses
Research and development	79,690	56,896	293,157	192,681
Selling, general, and administrative	39,359	30,180	143,286	100,005
Acquisition related costs (2)	4,155	13,392	(4,579)	70,908
Foreign currency adjustment (3)	—	—	(15,395)	—

Total operating expenses	123,204	100,468	416,469	363,594

Operating income	44,063	39,358	162,163	72,486
Interest and other income, net	405	560	1,875	1,982
Interest expense	(1,303)	—	(3,832)	(9)

Income before provision for income taxes	43,165	39,918	160,206	74,459
Provision for income taxes	9,889	5,446	47,889	27,770

Net income	$33,276	$34,472	$112,317	$46,689

Net income per share:
Basic	$0.90	$0.95	$3.04	$1.34

Diluted	$0.85	$0.89	$2.89	$1.26

Shares used in computing net income per share:
Basic	37,156	36,411	36,918	34,761

Diluted	38,971	38,817	38,889	37,105

(1)	These acquisition and integration related costs consist primarily of amortization associated with certain acquired intangible assets and integration costs associated with acquisitions.
(2)	These acquisition related costs consist primarily of changes in contingent consideration and amortization associated with certain acquired intangible assets.
(3)	These foreign currency adjustments include currency remeasurement adjustments related to our acquisition of RSP.

SYNAPTICS INCORPORATED

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP gross margin	$167,267	$139,826	$578,632	$436,080
Acquisition and integration related costs	14,314	2,378	74,056	6,926
Share-based compensation	367	298	1,374	1,142

Non-GAAP gross margin	$181,948	$142,502	$654,062	$444,148

GAAP gross margin - percentage of revenue	34.9%	44.4%	34.0%	46.0%
Acquisition and integration related costs - percentage of revenue	3.0%	0.8%	4.3%	0.7%
Share-based compensation - percentage of revenue	0.1%	0.1%	0.1%	0.2%

Non-GAAP gross margin - percentage of revenue	38.0%	45.3%	38.4%	46.9%

GAAP research and development expense	$79,690	$56,896	$293,157	$192,681
Acquisition and integration related costs	—	—	(1,731)	—
Share-based compensation	(6,712)	(5,336)	(24,518)	(18,455)

Non-GAAP research and development expense	$72,978	$51,560	$266,908	$174,226

GAAP selling, general, and administrative expense	$39,359	$30,180	$143,286	$100,005
Acquisition and integration related costs	—	(3,639)	(7,508)	(5,761)
Share-based compensation	(5,153)	(3,788)	(18,177)	(13,264)

Non-GAAP selling, general, and administrative expense	$34,206	$22,753	$117,601	$80,980

GAAP operating income	$44,063	$39,358	$162,163	$72,486
Acquisition and integration related costs	18,469	19,409	78,716	83,595
Share-based compensation	12,232	9,422	44,069	32,861
Foreign currency adjustment	—	—	(15,395)	—

Non-GAAP operating income	$74,764	$68,189	$269,553	$188,942

GAAP net income	$33,276	$34,472	$112,317	$46,689
Acquisition and integration related costs	18,469	19,409	78,716	83,595
Share-based compensation	12,232	9,422	44,069	32,861
Other non-cash items, net	(158)	(307)	(880)	(1,058)
Tax adjustments	(2,642)	(6,189)	2,547	(4,506)
Foreign currency adjustments	—	—	(15,395)	—

Non-GAAP net income	$61,177	$56,807	$221,374	$157,581

GAAP net income per share - diluted	$0.85	$0.89	$2.89	$1.26
Acquisition and integration related costs	0.47	0.50	2.02	2.25
Share-based compensation	0.31	0.24	1.13	0.89
Other non-cash items, net	—	(0.01)	(0.02)	(0.03)
Tax adjustments	(0.06)	(0.16)	0.07	(0.12)
Foreign currency adjustments	—	—	(0.40)	—

Non-GAAP net income per share—diluted	$1.57	$1.46	$5.69	$4.25